Exhibit 23.1

Consent of Independent Accountants

We consent to the reference to our firm under the caption "Experts" and to the inclusion and reference of our report dated August 15, 2005 (except for Notes 12 and 13, as to which the date is August 24, 2005, and for Note 2 as to which the date is September 26, 2005), on our audits of the consolidated financial statements of Decorize, Inc. as of and for the years ended June 30, 2005 and 2004, in this Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Decorize, Inc. for the registration of 19,273,320 shares of its common stock.

/s/ BKD, LLP

Springfield, Missouri
November 14, 2005